Exhibit 10.1
Voting Agreement
     This Voting Agreement (the “Agreement”) is made and entered into as of this 11th day of January, 2001 by and between Thomas M. Gilligan, a resident of Ohio (“Gilligan”) who is a shareholder of The Australia Traffic Network PTY Limited, ACN 078 993 736, a corporation incorporated under the Corporations Laws of New South Wales (the “Company”) and William L. Yde, III, an Arizona resident, also a shareholder of the Company (“Yde”).
Recitals:
     A.     Gilligan is the owner and registered holder of 40,773 Ordinary Shares of the Company (“Gilligan’s Shares”).
     B.     Yde is also the owner and registered holder of Ordinary Shares of the Company (“Yde’s Shares”).
     C.     Gilligan desires that Yde have and exercise the voting rights associated with Gilligan’s Shares and Yde desires to have and exercise such voting rights.
     NOW, THEREFORE, in consideration of the premises mid other good and valuable consideration it is hereby agreed and declared as follows:
     1.     Assignment of Voting Rights. Gilligan hereby irrevocably assigns to Yde the rights to vote Gilligan’s Shares in all matters and things that the shareholders of the, Company have the right to vote upon. Furthermore, if Gilligan shall ever own any additional ordinary shares of the Company during the term of this Agreement, he shall promptly assign to Yde the same right to vote such additional shares and such additional shares shall also be deemed to be a part of “Gilligan’s Shares” for purposes of this Agreement.
     2.     Yde to Vote Gilligan’s Shares. It shall be the duty of Yde, and Yde shall have full power and authority, and he is hereby fully empowered and authorized, to represent Gilligan and Gilligan’s Shares and to vote Gilligan’s Shares in the same manner as Yde’s Shares at all meetings of the shareholders of the Company, in the electing of directors and upon any and all matters and questions which may be brought before such meetings as fully as any shareholder might do if personally present.
     3.     Dividends, Etc. All dividends that may be paid with respect to Gilligan’s Shares shall be paid directly to Gilligan by the Company and if Yde should receive any of Gilligan’s dividends, then Yde shall promptly remit to Gilligan all dividends so received. Moreover, nothing in this Agreement shall be construed or interpreted to mean that Yde has acquired any economic ownership of Gilligan’s Shares and Gilligan shall be fully entitled to all economic benefits associated with Gilligan’s Shares such as the rights to receive and enjoy dividends and the proceeds of any sale , exchange or other disposition of Gilligan’s Shares.

     4.     Transfer of Gilligan’s Shares. Gilligan shall have the right to transfer Gilligan’s Shares to any person or entity to which Gilligan would otherwise be entitled absent this Agreement and Yde shall permit such transfer by Gilligan provided that the transferee of Gilligan’s Shares, or any part thereof, agrees that the transferred shares shall be subject to this Agreement and the transferee executes a counterpart of this Agreement. Notwithstanding the foregoing, if Gilligan shall sell or transfer any of Gilligan’s Shares to any person or entity who is also a shareholder of the Company immediately before such sale or transfer, then the purchaser or transferee of such shares (the “Transferred Shares”) shall take the Transferred Shares free and clear of this Agreement and Yde shall, if requested by Gilligan or his purchaser or transferee, confirm that Yde does not have any rights under this Agreement with respect to the Transferred Shares.
     5.     Termination of Agreement. This Agreement and the rights of Yde to vote Gilligan’s Shares shall terminate upon the first to occur of the following: (i) the transfer by Yde of all of Yde’s Shares to any individual person, (ii) the transfer by Yde of all of Yde’s Shares to any entity which is not controlled, directly or indirectly, by Yde and (iii) the sale by the Company of substantially all of its assets.
     6.     Successor to Yde. If Yde shall die or otherwise become incapacitated (as certified by two medical doctors), then Yde’s spouse, Carol Ann Yde, shall automatically upon written notice delivered to Gilligan succeed to the privileges, rights and obligations of William L. Yde, III hereunder.
     7.     Further Assurances. Gilligan agrees that he will take all actions and do all things as Yde shall deem to be necessary, advisable or appropriate to further vest in Yde the voting rights in Gilligan’s Shares including, but not limited to, (i) confirming in writing to third parties Yde’s rights to vote Gilligan’s Shares, (ii) executing and delivering proxies to Yde, (iii) ratifying Yde’s vote of Gilligan’s Shares on each and every matter as Yde shall request (it being understood that such ratification is not necessary to the effectiveness of this Agreement) and (iv) executing and delivering to Yde such other agreements and instruments as may be necessary, advisable or appropriate under the Corporations Laws of New South Wales to fully effect the intents and purposes of this Agreement.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the undersigned have signed this Voting Agreement as of the day and year first above written

/s/ Thomas M. Gilligan
Thomas M. Gilligan

/s/ William L. Yde, III
William L. Yde, III

AMENDMENT TO OPTION AGREEMENT and VOTING AGREEMENT
     THIS AGREEMENT is made and entered into effective this 18th day of November, 2005, between William L. Yde III (“Yde”) and Thomas M. Gilligan (“Gilligan”).
RECITALS
     A.     Gilligan is the owner of 16,000 shares of the issued and outstanding ordinary shares of The Australia Traffic Network Pty Limited, an Australian proprietary company registered under the Corporation Law of New South Wales, Australia (“ATN”). Gilligan’s shares of ATN are evidenced by: (i) share certificate number 4 representing 1,000 shares; (ii) share certificate number 42 representing 14,000 shares that are subject to the Agreement for the Purchase and Sale of Shares of the Australia Traffic Network Pty Limited and Option Agreement (as previously amended, the “Option Agreement”) by and between Gilligan and Yde dated January 31, 2004 and amended May 23, 2005 and May 25, 2005; and (iii) share certificate number 49 representing 1,000 shares. All 16,000 shares of ATN owned by Gilligan are subject to a Voting Agreement by and between Gilligan and Yde dated January 11, 2001 and amended May 23, 2005 and May 25, 2005 (as so amended, the “Voting Agreement”).
     B.     Gilligan is the owner of 66,444 shares of common stock (the “Organization Shares”) of Global Traffic Network, Inc., a Delaware corporation (“GTN”).
     C.     Pursuant to the proposed Securities Exchange Agreement (the “Exchange Agreement”) by and among GTN, ATN and all of the current shareholders of ATN, all of the ordinary shares of ATN will be exchanged for shares of common stock of GTN, subject to certain conditions. Pursuant to the Exchange Agreement, Gilligan will receive 531,550 shares of common stock of GTN (the “Exchange Shares”).
     D.     Yde and Gilligan wish to amend the Option Agreement and Voting Agreement to provide for their applicability to the Organization Shares and the Exchange Shares.
AGREEMENT
     1.     The Option Agreement. The parties hereto agree that, upon issuance, if ever, 465,106 of the Exchange Shares (the “New Option Shares”) are subject to the Option Agreement as if they were also ATN shares covered thereby, and that Yde, upon the exercise of his option rights under the Option Agreement, will be entitled to receive the New Option Shares for no additional consideration beyond that currently provided in the Option Agreement for the purchase of the ATN shares covered thereby. The remaining provisions of the Option Agreement, as amended, shall remain unaffected by this Agreement and in full force and effect.
     2.     The Voting Agreement. The parties hereto agree that all of the Organization Shares and, upon issuance, if ever, the Exchange Shares are subject to the Voting Agreement as if they were the ATN shares covered thereby. The remaining provisions of the Voting Agreement shall remain unaffected by this Agreement and in full force and effect.
     3.     Assignment. Gilligan agrees that this Agreement and the Option Agreement, as amended, may be freely assignable in part or in full to Robert Johander, any current shareholder of GTN, or to an affiliate of any such person without Gilligan’s consent.

     4.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as the date first above written.

/s/ William L. Yde III
William L. Yde III

/s/ Thomas M. Gilligan
Thomas M. Gilligan

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